Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Authentidate Holding Corp.:

We consent to the incorporation by reference in the Registration Statement of Authentidate Holding Corp. on Form S-8 to be filed on or about January 31, 2012, of our report dated October 13, 2011, on our audits of the consolidated financial statements of Authentidate Holding Corp. and subsidiaries as of June 30, 2011 and 2010 and for each of the years in the two-year period ended

June 30, 2011 which report was included in the Annual Report on Form 10-K filed October 13, 2011.

/s/ EisnerAmper LLP

Edison, New Jersey
January 31, 2012